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Michael Smith Vice President, Business Development (201) 802-7101	Lilian Stern Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Closes Second Tranche of $32.2 Million Financing

Montvale, NJ – December 18, 2006 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has closed the second tranche of its previously announced $32.2 million financing. The second tranche of the financing, which was approved by the Company’s stockholders earlier today, resulted in gross proceeds of approximately $5.5 million.

The first tranche of the financing closed in October 2006 and resulted in gross proceeds of approximately $26.7 million. Memory Pharmaceuticals intends to use the net proceeds from both tranches of the financing to advance its clinical, preclinical and exploratory research programs and for other working capital and general corporate purposes.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The shares were offered and sold only to qualified institutional investors and a limited number of accredited investors. Memory Pharmaceuticals has agreed to file a registration statement with the SEC covering resale of the common stock issued in the private placement.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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